Exhibit 2.1

PLAN OF DISSOLUTION

OF

FIRST CAPITAL INCOME PROPERTIES, LTD. – SERIES XI

This Plan of Dissolution (the “Plan”) of First Capital Income Properties, Ltd. – Series XI, an Illinois limited partnership (the “Partnership”), is made and entered into by the General Partner of the Partnership.

W I T N E S S E T H

1. This Plan is entered into in accordance with Section 13.1(d) of the First Amended and Restated Certificate and Agreement of Limited Partnership of the Partnership dated as of September 18, 1985 (the “Agreement”; capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed to such terms in the Agreement). The General Partner of the Partnership desires that the Partnership be dissolved and all assets, including securities, of the Partnership, of whatever kind and nature, be distributed on the date hereof to the Limited Partners in accordance with their respective Units.

2. Pursuant to Section 13.4 of the Agreement, the Agreement is hereby terminated and shall be of no force or effect from and after the date hereof.

The undersigned General Partner of the Partnership, representing all of the Partners of the Partnership, does hereby agree to the dissolution of the Partnership and the termination of the Agreement pursuant to the foregoing Plan as of the date hereof.

Dated: December 29, 2004

FIRST CAPITAL FINANCIAL, L.L.C.

By:	/s/ PHILIP G. TINKLER
Philip G. Tinkler
Vice President – Finance and Treasurer